Exhibit 10.1

November 16, 2014

Rami Rahim

On behalf of the Board of Directors, I am delighted you have accepted the position of Chief Executive Officer of Juniper Networks, Inc. (“Juniper” or the “Company”). This letter will confirm the terms of your compensation.

Position: As Chief Executive Officer you will serve with all of the authority and responsibilities provided in the Bylaws of the Company as customarily associated with that position, reporting to the Company’s Board of Directors (the “Board”). You have also been elected as a director to the Board of Directors.

Base Salary: In consideration of your services, you will be paid by an annual base salary of $1,000,000, which will be paid semi-monthly in the amount of $41,166.67, less applicable taxes, deductions and remittances, in accordance with the Company’s normal payroll processing.

Annual Cash Incentive Bonus:  You will be eligible to participate in Juniper Executive Annual Incentive Bonus Plan with an annualized bonus target of 175% of base salary (for 2014, your incentive bonus will be calculated based on 10 months at 150% and 2 months at 175%).  The Board, or a committee thereof, shall establish your performance targets under the plan. The plan and funding schedule is subject to change at any time during the plan year.

Equity Awards: You will be granted under the 2006 Equity Incentive Plan (“Plan”) in February 2015 equity awards having a total aggregate value of $6,750,000. The allocation of that value between RSUs, price vested awards, performance shares or other types of equity awards will be based on the same proportions used for awards made to the Company’s Grade 16 and 15 executive officers at the same time. The vesting schedules for these awards will be the same as established for awards made to the Company’s Grade 16 and 15 executive officers at the same time. The conversion of such dollar values into a number of shares of Common Stock will be based on the same per share price determined by the Compensation Committee of the Board of Directors for the equity awards made to other Section 16 officers in February 2015.

Price Vested Shares: On November 21, 2014, you will be granted under the terms of the Plan a price vested performance share award (the “Price Vested Shares”) for an aggregate number of shares of Juniper Common Stock having a value of $5,000,000, calculated based on the average closing price of Juniper common stock over the 90 days preceding the date of grant. The Price Vested Shares shall vest as follows: immediately as to 33% of the applicable number of shares if between November 1, 2015 and October 31, 2017, the Company’s 60-trading-day average closing market stock price is $29.00 or more; and 67% (excluding any shares already vested) if between November 1, 2016 and October 31, 2018, the Company’s 60-trading-day average closing market stock price is $32.50 or more; and 100% (excluding any shares already vested) if between November 1, 2017 and October 31, 2019, the Company’s 60-trading-day average closing market stock price is $40.00 or more. The 60-trading-day average closing market stock means the average closing market price of Juniper Common Stock (as reported by the Wall Street Journal) over a period of 60 consecutive trading days. A trading day means a day on which trading is open on the New York Stock Exchange. This award will be on the applicable form of price vested award agreement approved by the General Counsel. Except as provided under the Change in Control Agreement between the Company and you, in no event shall the PVAs become vested for any shares after the cessation of Continuous Status as an Employee or Consultant as defined in the Plan and award agreement.

409A: Notwithstanding anything to the contrary in this agreement, if you are a “specified employee” within the meaning of Internal Revenue Code Section 409A (“Section 409A”) at the time of your termination (other than due to death) or resignation, then the severance payable to you, if any, pursuant to this agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following your termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you died following your termination but prior to the six (6) month anniversary of your termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Any amount paid under this agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of the first paragraph above.

Any amount paid under this agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of the first paragraph above. “Section 409A Limit” will mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to your during your taxable year preceding your taxable year of your termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and your agree to work together in good faith to consider amendments to this agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Arbitration: Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforcement of this Agreement or the alleged breach thereof shall be submitted by the parties to final, binding and confidential arbitration by the American Arbitration Association (“AAA”), in San Francisco, California, conducted before a single arbitrator under the then-applicable AAA rules. By agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all AAA arbitration fees, except the amount of such fees equivalent to the filing fee you would have paid if the claim had been litigated in court. Nothing in this offer letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration, including but not limited to any disputes or claims relating to or arising out of the misuse or appropriation of the Company’s trade secrets or confidential and proprietary information. Judgment may be entered on the award of the arbitration in any court having jurisdiction.

At-Will Employment: Your employment with Juniper will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. Juniper will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

Entire Agreement and Miscellaneous: This agreement, together with all exhibits and agreements incorporated by reference herein, forms your complete and exclusive agreement with the Company concerning the subject matter hereof. The terms in this agreement supersede any other representations or agreements made to you by any party, whether oral or written. This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing. This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals.

Juniper will also reimburse you for reasonable and actual out-of-pocket expenses of up to $10,000 associated with review of this offer by your legal and financial advisers.

You may accept this offer by signing below and returning a copy to Mitch Gaynor.

On behalf of the Board and the entire Juniper community, we look forward to working together with you as a director and Chief Executive Officer.

Very truly yours,

/s/ David Schlotterbeck

David Schlotterbeck
Chairman of the Compensation Committee
Juniper Networks, Inc.

I accept the terms of this letter.

/s/ Rami Rahim	11/18/2014
Rami Rahim	Date